Exhibit 10.1

GENWORTH FINANCIAL, INC.

LEADERSHIP LIFE INSURANCE PLAN

GENWORTH FINANCIAL, INC.

LEADERSHIP LIFE INSURANCE PLAN

1. Purpose. The purpose of this Leadership Life Insurance Plan is to provide selected key employees of Genworth Financial, Inc. or its affiliated or subsidiary companies with a specified level of life insurance coverage based on the Participant’s compensation. It is intended that the Plan will aid in retaining and attracting key leaders. The Plan is to be effective as of the Effective Date.

2. Definitions. The following terms shall have the following meanings when used herein unless the context clearly requires otherwise:

2.1. Benefits Committee. “Benefits Committee” means the committee of three or more employees of the Company appointed by the MDCC to be responsible for the administration of the Plan.

2.2. Board. “Board” means the Board of Directors of the Company.

2.3. Company. “Company” means Genworth Financial, Inc., its successors in interest, and any affiliates or subsidiaries that the Board in its sole discretion, designates as being included in the Plan.

2.4. Compensation. “Compensation” means the annualized base salary of a Participant determined as of each August 1 of the year in question, plus the amount of the annual cash bonus paid by the Company to the Participant in such year as compensation for the prior year’s services. For purposes of the Plan, salary and bonus shall include any amounts of salary and bonus deferred by the Participant pursuant to any plan maintained by the Company pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, or any non-qualified plan of deferred compensation.

2.5. Disability. “Disability” has the meaning assigned such term in the Company’s long term disability plan as in effect from time to time. A termination of employment is not due to Disability unless so designated by the Company.

2.6. Effective Date. “Effective Date” means the date that General Electric Company’s ownership of the Company’s stock first falls below 50%.

2.7. Layoff. “Layoff” means elimination of a position of employment due to a lack of available funding or work, a reduction in the size of the work force, a reorganization, or other changes in the workplace which impacts staffing needs. A termination of employment is not due to Layoff unless so designated by the Company.

2.8. Life Insurance Policy. A “Life Insurance Policy” with respect to any Participant, means the life insurance product or products intended to provide the benefits under the Plan and issued on the life of the Participant.

2.9. MDCC. “MDCC” means the Management Development Compensation Committee of the Board.

2.10. Participant. “Participant” means any employee of the Company who is eligible, as determined under Section 3 hereof, to participate in the Plan, and who elects to participate by completion of necessary paperwork or who signifies intent to participate in the Plan in a manner as directed by the Benefits Committee in its discretion. For purposes of the Plan, Participants are designated as either Original Participants (those who had similar life insurance policies at General Electric Company that are being converted for coverage under the Plan) or as New Participants (those who are not Original Participants).

2.11. Plan. “Plan” means this Leadership Life Insurance Plan of Genworth Financial, Inc., as the same may be amended from time to time.

2.12. Retirement. “Retirement” means voluntary termination of service with the Company after attaining age sixty (60) with at least ten (10) years of continuous service with the Company.

3. Eligibility. The Benefits Committee may, in its sole discretion, select employees of the Company eligible for participation in the Plan. Eligible employees may chose to participate in the Plan by filing an election form as provided by the Benefits Committee. Such election form may contain any conditions or restrictions, consistent with the Plan, as deemed necessary or advisable by the Benefits Committee in its sole discretion. If an eligible employee chooses not to participate in the Plan, there shall be no compensation or other benefit paid to the employee in lieu of the benefits payable under the Plan, and he or she shall not have the opportunity to participate in the Plan in the future unless expressly provided by the Benefits Committee.

4. Plan Benefits.

4.1. Company Contributions. The Company shall make annual contributions to the Life Insurance Policy on the life of each Participant in the form of one or more premium payments as necessary to achieve the designated level of coverage. The contributions shall be determined in the sole discretion of the Benefits Committee, and adjusted annually, as the amount necessary to provide the following:

a) For a Participant deemed to be a Non-Smoker by the carrier issuing the Life Insurance Policy, a current death benefit of two (2) times the Participant’s Compensation, up to a maximum benefit of $2,000,000;

b) For a Participant deemed to be a Smoker by the carrier issuing the Life Insurance Policy, a current death benefit of two (2) times the Participant’s Compensation, up to a maximum benefit of $2,000,000 for the first two years of participation in the Plan, and 1.2 times the Participant’s Compensation, up to a maximum benefit of $2,000,000 thereafter; and

c) Based on a determination of the Benefits Committee in its sole discretion using reasonable financial and actuarial assumptions, a cash value in the Life Insurance Policy at Retirement sufficient to provide a post-Retirement death benefit in the amount provided in Section 4.2 below.

4.2. Post-Retirement Benefits. The amount of the post-retirement death benefit intended to be provided in determining the portion of the contributions provided by Section 4.1(c) above, shall be as follows, with adjustments being made on each January 1 following Retirement:

Participants	Post-Retirement Death Benefit
Original Participants under age 60 at Effective Date of Plan	Up to age 65	100% of benefit immediately prior to Retirement
	age 65	75% of benefit immediately prior to Retirement
	age 66	50% of benefit immediately prior to Retirement
	thereafter	33 1/3% of benefit immediately prior to Retirement

Original Participants over age 60 at Effective Date of Plan	$100,000

New Participants	$100,000

4.3. Continuation of Company Contributions. Company contributions with respect to eligible Participants shall continue annually, as needed, until the earlier of: the Participant’s attainment of age sixty-five (65); surrender of the Life Insurance Policy; or the Participant’s termination of service, except that if the termination of service qualifies as Retirement, Company contributions shall continue so that the Company has made a minimum of ten contributions on behalf of the Participant. In addition, if a Participant’s termination of service is due to Disability or Layoff, Company contributions shall continue for a period of twelve (12) months from the date of Disability or Layoff.

4.4. Ownership of Life Insurance Policy. The Participant (or the Participant’s designee) shall be named as the owner of the Life Insurance Policy, and shall have all rights, privileges and duties of an owner as set forth in the Life Insurance Policy. Such rights may include, without limitation, the right to request and make withdrawals from the Life Insurance Policy, including a complete surrender of the Life Insurance Policy, and the naming of a beneficiary to receive any death benefits due under the terms of the Life Insurance Policy. All rights as owner of the Life Insurance Policy will be exercisable without the consent or involvement of the Company, except as may be agreed upon by the parties.

4.5.Participant Contributions. A Participant may make additional contributions directly into the Life Insurance Policy as permitted by the terms of such Policy. The Company will not have any responsibility to monitor or report such contributions.

4.6. Withholding; Payroll Taxes. The amount of the Company contributions will be treated as current compensation to the Participant when made, and the Company shall withhold any taxes required to be withheld with respect to such contributions under local, state or federal law. Such withholding will be made to the greatest extent possible from other compensation paid to the Participant.

5. Plan Administration, Termination or Amendment.

5.1. Administration. The MDCC shall have general responsibility for the administration of the Plan (including but not limited to complying with any reporting and disclosure requirements and establishing and maintaining Plan records). The MDCC has delegated its administrative duties hereunder to the Benefits Committee, but any action so delegated or that may otherwise be taken by the Benefits Committee pursuant to the term of the Plan may instead be taken by the MDCC. In the exercise of its sole and absolute discretion, the Benefits Committee shall interpret the Plan’s provisions and determine the eligibility for benefits. The Benefits Committee shall, to the best of its ability, interpret the Plan in such a way as to meet the requirements of Section 409A of the Code and any regulations and guidance issued thereunder. Any action taken hereunder by the MDCC or the Benefits Committee, as the case may be, shall be final, conclusive, and binding; provided that in the event of a conflict as between the MDCC and the Benefits Committee, the decision of the MDCC shall be final, conclusive, and binding. The members of the Benefits Committee, but not the MDCC, may be Participants in the Plan. No member of the MDCC or the Benefits Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own willful misconduct or lack of good faith. The MDCC or the Benefits Committee, as the case may be, shall from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan.

5.2. Written Records. The Benefits Committee will administer the Plan and keep a written record of its actions and proceedings including dates, records and documents relating to the administration of the Plan.

5.3. Rights of Company to Terminate, Suspend or Amend the Plan. The MDCC or the Benefit Committee shall have the right to terminate or suspend the Plan completely or to amend the Plan in any way and at any time, in its sole discretion and without the consent of any Participant. Any amendment may provide different amounts of Company contributions from those herein set forth. However, no such termination, suspension or amendment may, without the consent of the affected Participant, reduce the death benefit or otherwise adversely affect any Life Insurance Policy with respect to premiums paid by the Company on behalf of the Participant prior to the date of such termination, suspension or amendment.

6. Claims Procedure.

6.1. Claim. Any Participant, Beneficiary or authorized representative thereof claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan (a “Claimant”) shall present the claim or request in writing to the Benefits Committee (provided, however, that if the Participant is a member of the Benefits Committee, such request must go the MDCC and all references in this Section 6 to the Benefits Committee shall mean the MDCC in such case), which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim. If special circumstances require an extension of time for processing, the Benefits Committee shall send the Claimant written notice of the extension, setting forth the special circumstances requiring an extension of time, prior to the termination of the ninety (90) day period. In no case, however, will the extension of time delay the decision on such request beyond one hundred and eighty (180) days following receipt of the actual request.

6.2. Denial of Claim. If the claim or request is wholly or partially denied, the written notice of denial shall include:

a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b) A description of any additional material or information required for the Claimant to perfect the claim and an explanation of why it is necessary; and

c) An explanation of the Plan’s claim review procedures, the time limits under the procedures and a statement explaining the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

6.3. Review of Claim. Any Claimant whose claim or request is denied may request a review, by request given in writing to the Benefits Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, and should set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues or comments which the Claimant deems appropriate with respect to the claim. The claim or request shall be reviewed by the Benefits Committee which may, but shall not be required to, grant the Claimant a hearing. The Claimant will be provided, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim or request.

6.4. Final Decision. The decision on review shall normally be made within sixty (60) days after the Benefits Committee’s receipt of the Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified prior to the expiration of the initial sixty (60) day period. In no case, however, will the extension of time delay the decision on review beyond one hundred and twenty (120) days following receipt by the Benefits Committee of the actual request for review. The Benefits Committee shall provide a Claimant with written notification of the Plan’s final decision on review. In the case of an adverse benefit determination, the notification shall include:

a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b) A statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim or request;

c) A statement describing the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

All decisions by the Benefits Committee shall be final and bind all parties concerned and a Claimant shall not be permitted to file suit on a claim without first exhausting the remedies available hereunder.

7. Miscellaneous.

7.1. Not a Trust. Nothing contained in the Plan, and no action taken hereunder, shall create, nor be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any Participant, any designated beneficiary, or any other person.

7.2. Variation of Nouns and Pronouns. Where the context so requires, (a) singular nouns and pronouns shall be construed as plural, (b) plural nouns and pronouns shall be construed as singular, and (c) the gender of personal pronouns shall be construed as masculine, feminine, or neuter.

7.3. Headings. The headings of the various Sections contained herein are intended for ease of reference only and are not to be construed as evidence of the intent as to the content thereof.

7.4. Unfunded Plan. Notwithstanding any other provision of the Plan, Participants and their Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under the Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments under the Plan shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

7.5. Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.6. Relation to Other Plans. Any benefits payable under the Plan shall not be deemed compensation to any Participant for the purpose of computing benefits to which he may be entitled under any pension or profit-sharing plan or other similar plan or arrangement of the Company.

7.7. Not a Contract of Employment. The Plan shall not constitute a contract of employment between Company and any Participant. Nothing in the Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

7.8. Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by Company.

7.9. Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Virginia, except as preempted by federal law.

7.10. Validity. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.11. Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the MDCC or the Benefits Committee shall be directed to the Company’s address. Mailed notice to a Participant shall be directed to the person’s last known address in the Company’s records.

7.12. Successors. The provisions of the Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

Adopted pursuant to resolution of the Benefits Committee this 6th day of September, 2005, to be effective as of the Effective Date.